Amendment No. 1 to Employment Agreement

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, dated as of April 8, 2010 and effective as of December 1, 2009, between Vyteris, Inc., a Nevada corporation (the “Company”), and Hartoun Hartounian (“Employee”).

WHEREAS, the Company entered into an Employment Agreement (“Employment Agreement”) with Employee, effective as of May 1, 2008; and

WHEREAS, the parties desire to amend the terms thereof as set forth below (all capitalized terms used and not defined herein are used as defined in the Employment Agreement, and the terms of the Employment Agreement remain in full force and effect except as amended hereby or amended by further arrangements approved by the Company’s Compensation Committee with regard to grant, issuance and vesting of Company securities offered to Employee.

NOW, THEREFORE, the Company and Employee hereby agree as follows:

1. Term of Employment. The term of this Agreement shall commence as of December 1, 2009 and shall continue through November 30, 2011.

2.  Housing Allowance.  Employee shall receive a monthly living expense of $10,000 from March 1, 2010 through September 30, 2010, which shall be payable in bimonthly payments made at the same time that Employee’s base salary is paid.  This living expense is in full satisfaction of any living expenses and housing allowances and the like due to Employee by the Company.

3.  Option Grant.  Employee shall be granted up to 7,423,970 options, with 2,598,390 options granted each  immediately and upon raising of $1,000,000 by the Company and 2,227,191 options granted upon raising of $7,000,000 by the Company.  All options granted shall vest as follows:  35% immediately and 65% quarterly over three years from date of grant.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

  \s\ Haro Hartounian
Hartoun Hartounian

VYTERIS, INC.

By:
Name: Susan Guerin
Title: Chairman of the Compensation Committee of the Board of Directors of Vyteris, Inc.